Exhibit (m)(3)(i)

AMENDED SCHEDULE A

with respect to the

VOYA FUNDS TRUST

THIRD AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

CLASS C SHARES

Fund(s) (Current)

Voya GNMA Income Fund

Voya Government Money Market Fund

Voya Short Duration High Income Fund

Date last amended: March 16, 2023